Exhibit 10.3

THIRD AMENDMENT TO SUBLEASE

THIS THIRD AMENDMENT TO SUBLEASE (this “Amendment”) is entered into as of the 15th day of June, 2023 (the “Effective Date”), by and between THE PAUL REVERE LIFE INSURANCE COMPANY, a Massachusetts corporation (the “Sublessor”), having a notice address of c/o Unum Group, 1 Fountain Square, Suite 120, Chattanooga, Tennessee 37402, Attn: Corporate Real Estate Department, and MUSTANG BIO, INC., a Delaware corporation (the “Sublessee”), having a notice address of 377 Plantation Street, Worcester, Massachusetts 01605.

Recitals

A.

Sublessor is the tenant under that certain Lease dated June 17, 2010, by and between CitySquare II Development Co. LLC (“CitySquare II”), as landlord, and Sublessor, as tenant, as affected by that certain (i) Assignment and Assumption of Lease dated October 4, 2010, by and between CitySquare II and One Mercantile Place LLC (“One Mercantile”), (ii) Letter Agreement dated November 11, 2011, by and between One Mercantile and Sublessor, (iii) Second Amendment to Lease dated as of July 5, 2012, by and between One Mercantile and Sublessor, (iv) Third Amendment to Lease dated as of December 19, 2012, by and between One Mercantile and Sublessor, (v) Assignment and Assumption of Lease and Guaranty dated December 21, 2012, by and between One Mercantile and ONEMERC, LLC (the “Master Lessor”), (vi) Letter Agreement dated May 2, 2013, by and between Master Lessor and Sublessor, and (vii) Fourth Amendment to Lease dated as of September 16, 2015, by and between Master Lessor and Sublessor (collectively, the “Master Lease”);

B.

Pursuant to the Master Lease, Sublessor leases approximately 198,560 rentable square feet of space in the building known as One Mercantile Place located at One Mercantile Street in Worcester, Massachusetts (the “Building”) together with approximately 851 parking spaces in the adjoining garage known as the Foster Street Garage (collectively, the “Master Premises”);

C.

Pursuant to the Sublease dated as of June 14, 2022, by and between Sublessor, as sublessor, and Sublessee, as sublessee, as amended by the First Amendment to Sublease dated as of October 25, 2022 and the Second Amendment to Sublease dated as of April 27, 2023 (collectively, the “Sublease”), Sublessor currently subleases to Sublessee approximately 26,503 rentable square feet of space of the Master Premises located on the fourth (4th) floor of the Building as more particularly described in the Sublease (the “Existing Sublease Premises”);

D.

Sublessor is the current holder of the tenant's interest under the Master Lease and the sublessor's interest under the Sublease, and Sublessee is the current holder of the sublessee's interest under the Sublease; and

E.

Sublessor and Sublessee desire to relocate Sublessee from the Existing Sublease Premises to other space in the Building, and to amend the Sublease in certain other respects, all as more particularly set forth below.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, Sublessor and Sublessee hereby agree as follows:

Agreements

1.	Capitalized Terms. Each capitalized term appearing but not defined herein shall have the meaning, if any, ascribed to such term in the Sublease.
2.	Recitals. The recitals above set forth are true and complete and are incorporated herein by reference.
3.

Relocation of Existing Sublease Premises. Effective as of the Effective Date (the “Relocation Sublease Premises Commencement Date”), the Existing Sublease Premises shall be relocated to the approximately 11,916 rentable square feet of space on the second (2nd) floor of the Building, as shown on Exhibit A attached hereto (the “Relocation Sublease Premises”), and the Sublease Premises under the Sublease shall be deemed to be the Relocation Sublease Premises and not the Existing Sublease Premises. The day before the Relocation Sublease Premises Commencement Date shall be referred to herein as the “Existing Sublease Premises Termination Date”.

The “Relocation Sublease Rent Commencement Date” shall mean March 1, 2024.

The portion of the Sublease Term from the Commencement Date through the Existing Sublease Premises Termination Date shall be referred to herein as the “Existing Sublease Premises Term”, and the portion of the Sublease Term from the Relocation Sublease Premises Commencement Date through the Termination Date (which shall remain January 31, 2030) shall be referred to herein as the “Relocation Sublease Premises Term”).

4.

Vacation of Existing Sublease Premises. Sublessor and Sublessee acknowledge and agree that Sublessee has vacated in its entirety the Existing Sublease Premises and yielded up the Existing Sublease Premises in the condition required under the Sublease and in accordance with the requirements of Section 23 thereof, as if the Existing Sublease Premises Termination Date were the last day of the Sublease Term with respect to the Existing Sublease Premises, and accordingly, Sublessee will not be liable for any holdover damages with respect to the vacation and surrender of the Existing Sublease Premises.

5.

Sublessee’s Obligations for Existing Sublease Premises Through Existing Sublease Premises Termination Date. Subject to Section 4 above, Sublessee’s obligation to pay Rent under the Sublease on account of the Existing Sublease Premises shall terminate on the Existing Sublease Premises Termination Date.

6.

Condition of Relocation Sublease Premises. Sublessee agrees that in the event of the inability of Sublessor to deliver possession of the Relocation Sublease Premises by the Relocation Sublease Premises Commencement Date or any

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particular date for any reason, Sublessor shall not be liable for any damage resulting from such inability. No such failure to give possession by the Relocation Sublease Premises Commencement Date or any particular date shall affect the other obligations of Sublessee under the Sublease or this Amendment.

The Relocation Sublease Premises are being leased by Sublessee in their condition as of the Effective Date, “As Is,” without representation or warranty by Sublessor. The building systems serving the Relocation Sublease Premises shall be in good working order as of the Relocation Sublease Premises Commencement Date.

7.

Sublessee’s Work; Allowance. Sublessee shall continue to have the right to perform initial tenant improvements in accordance with the terms and conditions set forth in the Work Letter attached as Exhibit C to the Sublease, as previously amended, except that, effective as of the Effective Date, (a) the “Sublessee’s Work” shall mean and refer to initial tenant improvements for the Relocation Sublease Premises and not the Existing Sublease Premises, (b) the “Allowance” shall mean $119,160.00, based on $10.00 per rentable square foot in the Relocation Sublease Premises, and (c) the time to use the Allowance shall be extended to February 29, 2024. Sublessor may (but shall have no obligation to) provide further written extension to this deadline to use the Allowance in Sublessor’s sole discretion.

In furtherance of the foregoing, effective as of the Effective Date, (i) the first sentence of Section 5(a) of Exhibit C to the Sublease is hereby amended by deleting the words “Two Hundred Sixty-Five Thousand Thirty and 00/100 Dollars ($265,030.00)” therefrom and replacing them with the words “One Hundred Nineteen Thousand One Hundred Sixty and 00/100 Dollars ($119,160.00)”; and (ii) the last sentence of Section 5(a) of Exhibit C to the Sublease, as previously amended, is hereby further amended by deleting the following sentence, “Any amount of Allowance which has not been requisitioned by December 31, 2023, shall be retained by Sublessor and Sublessee shall have no further right to claim thereto” and replacing it with the following: “Any amount of Allowance which has not been requisitioned by February 29, 2024 (or any written extension of such deadline to use the Allowance granted by Sublessor in its sole discretion), shall be retained by Sublessor and Sublessee shall have no further right to claim thereto.”

8.	Amendments. Effective as of the Relocation Sublease Premises Commencement Date, the Sublease is hereby amended as follows:
a.	Sublease Premises. Section 1.2 of the Sublease, in which the term “Sublease Premises” is defined, is hereby amended to read in its entirety as follows:

“Sublease Premises: Approximately 11,916 square feet of rentable area located on the second (2nd) floor of the Building as outlined on Exhibit A attached hereto.”

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b.	Proportionate Share. Section 1.9 of the Sublease, in which the term “Proportionate Share” is defined, is hereby amended to read in its entirety as follows:

“Proportionate Share: 6.00%.”

c.	Fixed Rent. Section 6 of the Sublease, in which the term “Fixed Rent” is defined, is hereby amended to read in its entirety as follows:

“Fixed Rent for Existing Sublease Premises Term

For and during the Existing Sublease Premises Term, Sublessee shall pay “Fixed Rent” for the Existing Sublease Premises as follows:

Period	Yearly	Monthly
*July 1, 2022 – December 31, 2022	$583,066.00	$48,588.83
*January 1, 2023 – Existing Sublease Premises Termination Date	$596,317.50	$49,693.13

*Notwithstanding the foregoing, and provided that Sublessee is not then in default under this Sublease, commencing on the Commencement Date and continuing through 11:59 P.M. EST on the Existing Sublease Premises Termination Date (the “Existing Sublease Premises Rent Abatement Period”), Fixed Rent shall abate with respect to the entire Existing Sublease Premises (the “Existing Sublease Premises Rent Abatement”). During the Existing Sublease Premises Rent Abatement Period, however, Sublessee shall pay all Additional Rent (as hereinafter defined), including, without limitation, electricity charges for the entire Existing Sublease Premises and any charges for additional parking permits under Section 30.

Fixed Rent for Relocation Sublease Premises Term

For and during the Relocation Sublease Premises Term, Sublessee shall pay “Fixed Rent” for the Relocation Sublease Premises as follows:

Period	Yearly	Monthly
*Relocation Sublease Premises Commencement Date – December 31, 2023	$246,312.00	$20,526.00
*January 1, 2024 – December 31, 2024	$251,910.00	$20,992.50
January 1, 2025 – December 31, 2025	$257,508.00	$21,459.00
January 1, 2026 – December 31, 2026	$263,106.00	$21,925.50

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January 1, 2027 – December 31, 2027	$268,704.00	$22,392.00
January 1, 2028 – December 31, 2028	$274,302.00	$22,858.50
January 1, 2029 – January 31, 2030	$279,900.00	$23,325.00

*Notwithstanding the foregoing, and provided that Sublessee is not then in default under this Sublease, commencing on the Relocation Sublease Premises Commencement Date and continuing through 11:59 P.M. EST on the day before the Relocation Sublease Rent Commencement Date, as defined in that certain Third Amendment to Sublease between Sublessor and Sublessee (the “Relocation Sublease Premises Rent Abatement Period”), Fixed Rent shall abate with respect to the entire Relocation Sublease Premises (the “Relocation Sublease Premises Rent Abatement”, and collectively with the Existing Sublease Premises Rent Abatement, the “Rent Abatement”). During the Relocation Sublease Premises Rent Abatement Period, however, Sublessee shall pay all Additional Rent (as hereinafter defined), including, without limitation, electricity charges for the entire Relocation Sublease Premises and any charges for additional parking permits under Section 30.

Sublessee shall make payment of Fixed Rent and Additional Rent for any fraction of a month at the Relocation Sublease Rent Commencement Date or expiration of the Sublease Term.”

d.

Parking. Notwithstanding anything to the contrary in the Sublease, for and during the Relocation Sublease Premises Term, Sublessee and its employees shall have the right to thirty-six (36) unreserved monthly parking permits for the parking of standard-sized automobiles in the Garage at no additional charge. Accordingly, effective as of the Relocation Sublease Premises Commencement Date the first sentence of Section 30 of the Sublease is hereby amended by deleting the words “eighty (80)” therefrom and replacing them with “thirty-six (36)”.

e.	Exhibit A. As of the Relocation Sublease Premises Commencement Date, Exhibit A to the Sublease is hereby deleted in its entirety and replaced with Exhibit A attached hereto.
9.

Effective Date. The parties agree that this Amendment shall be effective from and after the Effective Date and not during any period of time prior thereto. To the extent this Amendment contains language which purports to amend the Sublease with respect to periods of time prior to the Effective Date, such language is for clarification purposes only and shall not be deemed to change the obligations of the parties with respect thereto. In no event shall this Amendment be construed to impose any liability on Sublessor for any period of time preceding its leasing of the Master Premises from Master Lessor.

10.	Ratification of Sublease Provisions. Except as otherwise expressly amended, modified and provided for in this Amendment, Sublessee hereby ratifies all of the

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provisions, covenants and conditions of the Sublease, and such provisions, covenants and conditions shall be deemed to be incorporated herein and made a part hereof and shall continue in full force and effect.

11.

Brokerage. Sublessor and Sublessee each represents to the other party that it has not authorized, retained or employed, or acted by implication to authorize, retain or employ, any real estate broker or salesmen, other than Kelleher & Sadowsky (the “Broker”), to act for it or on its behalf in connection with this Amendment so as to cause the other party to be responsible for the payment of a brokerage commission. Sublessor and Sublessee each agrees to indemnify, defend and hold the other harmless from and against any claims, damages, costs, expenses, attorneys’ fees or liability for compensation or charges which may be claimed by any such unnamed broker, finder or similar party whom the indemnifying party authorized, retained or employed, or acted by implication to authorize, retain or employ, to act for the indemnifying party in connection with this Amendment.

12.

Entire Amendment. This Amendment contains all of the agreements of the parties with respect to the subject matter hereof and supersedes all prior dealings between the parties with respect to such subject matter.

13.

Authority. Sublessor and Sublessee each warrants to the other that the person or persons executing this Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all of the terms and provisions of this Amendment.

14.	Binding Amendment. This Amendment shall be binding upon, and shall inure to the benefit of the parties hereto, and their respective successors and assigns.
15.	Governing Law. This Amendment shall be governed by the laws of The Commonwealth of Massachusetts.
16.

Severability. If any clause or provision of this Amendment is or should ever be held to be illegal, invalid or unenforceable under any present or future law applicable to the terms hereof, then and in that event, it is the intention of the parties hereto that the remainder of this Amendment shall not be affected thereby, and that in lieu of each such clause or provision of this Amendment that is illegal, invalid or unenforceable, such clause or provision shall be judicially construed and interpreted to be as similar in substance and content to such illegal, invalid or unenforceable clause or provision, as the context thereof would reasonably suggest, so as to thereafter be legal, valid and enforceable.

17.

No Reservation. Submission of this Amendment for examination or signature is without prejudice and does not constitute a reservation, option or offer, and this Amendment shall not be effective until execution and delivery by all parties.

18.

Counterparts. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Additionally, telecopied or pdf

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signatures may be used in place of original signatures on this Amendment. Sublessor and Sublessee intend to be bound by the signatures on the telecopied or pdf document, are aware that the other party will rely on the telecopied or pdf signatures, and hereby waive any defenses to the enforcement of the terms of this Amendment based on the form of signature.

19.

New Sublease Contingency. Notwithstanding anything to the contrary, the effectiveness of this Amendment is expressly contingent upon Sublessor and Fallon Community Health Plan, Inc. (“Fallon Health”) entering into a sublease for certain premises that include the Existing Sublease Premises, in form acceptable to Sublessor in Sublessor’s sole discretion (the “New Sublease”), on or before June 30, 2023 (the “Contingency Date”) (the “New Sublease Contingency”). Upon the full satisfaction of the New Sublease Contingency, Sublessor shall give Sublessee written notice thereof and the New Sublease Contingency shall be deemed satisfied as of the date of such notice. In the event, however, that the New Sublease Contingency is not satisfied on or before 5:00 p.m. ET on the Contingency Date, then Sublessor may terminate this Amendment by delivering written notice thereof to Sublessee, whereupon this Amendment shall be deemed null and void, the Sublease Premise shall remain the Existing Sublease Premises and the Sublease shall continue in full force and effect as if this Amendment were never executed.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the said parties hereunto set their hands and seals as of the Effective Date.

SUBLESSOR:		SUBLESSEE:

THE PAUL REVERE LIFE INSURANCE COMPANY		MUSTANG BIO, INC.

By:	/s/ Trent Causey	By:	/s/ Manuel Litchman
Name: Trent Causey		Name: Manuel Litchman
Its: VP, Strategic Sourcing		Its: President & CEO

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EXHIBIT A

Floor Plan Depicting the Relocation Sublease Premises